Filed pursuant to Rule 433

Dated September 13, 2018

Issuer Free Writing Prospectus supplementing the

Preliminary Prospectus Supplement dated
September 13, 2018 and the

Prospectus dated September 13, 2018
Registration No. 333-227316

AbbVie Inc.

Pricing Term Sheet

$1,250,000,000 3.375% Senior Notes due 2021 (the “2021 Notes”)

$1,250,000,000 3.750% Senior Notes due 2023 (the “2023 Notes”)

$1,750,000,000 4.250% Senior Notes due 2028 (the “2028 Notes”)

$1,750,000,000 4.875% Senior Notes due 2048 (the “2048 Notes”)

Terms Applicable to Each Series of the Notes

Issuer:	AbbVie Inc.

Trade Date:	September 13, 2018

Settlement Date:	September 18, 2018 (T+3)

Form of Offering:	SEC Registered (Registration No. 333-227316)

Joint Book-Running Managers:

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

BNP Paribas Securities Corp.

Barclays Capital Inc. (2028 Notes)

Citigroup Global Markets Inc. (2021 Notes)

Goldman Sachs & Co. LLC (2023 Notes)

HSBC Securities (USA) Inc. (2048 Notes)

Co-Managers:

Barclays Capital Inc. (2021 Notes, 2023 Notes, 2048 Notes)

Citigroup Global Markets Inc. (2023 Notes, 2028 Notes, 2048 Notes)

Goldman Sachs & Co. LLC (2021 Notes, 2028 Notes, 2048 Notes)

HSBC Securities (USA) Inc. (2021 Notes, 2023 Notes, 2028 Notes)

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

RBC Capital Markets, LLC

Santander Investment Securities Inc.

SG Americas Securities, LLC

Wells Fargo Securities, LLC

DNB Markets, Inc.

Lloyds Securities Inc.

The Williams Capital Group, L.P.

Interest Payment Dates:	November 14 and May 14, commencing May 14, 2019

Day Count Convention:	30 / 360

Terms Applicable to 3.375% Senior Notes due 2021

Aggregate Principal Amount:	$1,250,000,000
Final Maturity Date:	November 14, 2021
Public Offering Price:	99.828%, plus accrued and unpaid interest, if any, from September 18, 2018
Benchmark Treasury:	2.750% due 2021
Benchmark Treasury Price and Yield:	99-24 3/4 / 2.831%
Spread to Benchmark Treasury:	T+60 bps
Coupon:	3.375%
Yield to Maturity:	3.431%
Make-Whole Call:	Make-whole call at T+10 bps
CUSIP / ISIN:	00287Y BE8 / US00287YBE86

Terms Applicable to 3.750% Senior Notes due 2023

Aggregate Principal Amount:	$1,250,000,000
Final Maturity Date:	November 14, 2023
Public Offering Price:	99.872%, plus accrued and unpaid interest, if any, from September 18, 2018
Benchmark Treasury:	2.750% due 2023
Benchmark Treasury Price and Yield:	99-13+ /2.876%
Spread to Benchmark Treasury:	T+90 bps
Coupon:	3.750%
Yield to Maturity:	3.776%
Make-Whole Call:	Make-whole call at T+15 bps
Par Call:	On or after October 14, 2023
CUSIP / ISIN:	00287Y BC2 / US00287YBC21

Terms Applicable to 4.250% Senior Notes due 2028

Aggregate Principal Amount:	$1,750,000,000
Final Maturity Date:	November 14, 2028
Public Offering Price:	99.145%, plus accrued and unpaid interest, if any, from September 18, 2018
Benchmark Treasury:	2.875% due 2028
Benchmark Treasury Price and Yield:	99-05 / 2.974%
Spread to Benchmark Treasury:	T+138 bps
Coupon:	4.250%
Yield to Maturity:	4.354%
Make-Whole Call:	Make-whole call at T+25 bps
Par Call:	On or after August 14, 2028
CUSIP / ISIN:	00287Y BF5 / US00287YBF51

Terms Applicable to 4.875% Senior Notes due 2048

Aggregate Principal Amount:	$1,750,000,000
Final Maturity Date:	November 14, 2048
Public Offering Price:	98.943%, plus accrued and unpaid interest, if any, from September 18, 2018

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Benchmark Treasury:	3.125% due 2048
Benchmark Treasury Price and Yield:	100-08 / 3.112%
Spread to Benchmark Treasury:	T+183 bps
Coupon:	4.875%
Yield to Maturity:	4.942%
Make-Whole Call:	Make-whole call at T+ 30 bps
Par Call:	On or after May 14, 2048
CUSIP / ISIN:	00287Y BD0 / US00287YBD04

The Issuer has filed a registration statement (including a preliminary prospectus supplement and an accompanying prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer has filed with the SEC, including the preliminary prospectus supplement, for more complete information about the Issuer and this offering.  You may get these documents for free by visiting the SEC website at www.sec.gov.  Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the accompanying prospectus if you request it by contacting Merrill Lynch Fenner & Smith Incorporated toll-free at (800) 294-1322, J.P. Morgan Securities LLC collect at (212) 834-4533, Morgan Stanley & Co. LLC toll-free at (866) 718-1649 or BNP Paribas Securities Corp. toll-free at (800) 854-5674.

The Issuer expects to deliver the Notes against payment for the Notes on the third business day following the date of the pricing of the Notes (‘‘T+3’’). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify alternative settlement arrangements to prevent a failed settlement.

Terms used but not defined herein shall have the meanings ascribed thereto in the Issuer’s preliminary prospectus supplement, dated September 13, 2018, to the Issuer’s prospectus, dated September 13, 2018.

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